Exhibit 99. ACCT

EXHIBIT (a)(4)

Registrant’s Independent Public Accountant

AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)

Funds	Predecessor Fund
Invesco Oppenheimer SteelPath MLP Alpha Fund	Oppenheimer SteelPath MLP Alpha Fund
Invesco Oppenheimer SteelPath MLP Alpha Plus Fund	Oppenheimer SteelPath MLP Alpha Plus Fund
Invesco Oppenheimer SteelPath MLP Income Fund	Oppenheimer SteelPath MLP Income Fund
Invesco Oppenheimer SteelPath MLP Select 40 Fund	Oppenheimer SteelPath MLP Select 40 Fund

The Board of Trustees appointed, upon recommendation of the Audit Committee, PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Funds for the Funds’ current fiscal year. PwC serves as the independent registered public accounting firm for other Invesco Funds.

Prior to the close of business on May 24, 2019, each Predecessor Fund was an unaffiliated investment company that was audited by a different independent registered public accounting firm (the “Prior Auditor”).

Effective May 24, 2019, the Prior Auditor resigned as the independent registered public accounting firm of the Predecessor Funds. The Prior Auditor’s report on the financial statements of the Predecessor Funds for the past two years did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the Predecessor Funds’ two most recent fiscal years and through May 24, 2019, there were no (1) disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the Prior Auditor’s satisfaction, would have caused it to make reference to that matter in connection with its report; or (2) “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The Trust has requested that the Prior Auditor furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated August 8, 2019 is attached as Attachment A to this exhibit.

Attachment A

August 8, 2019

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: AIM Investment Funds (Invesco Investment Funds)

File no. 811-05426

Funds	Predecessor Funds
Invesco Oppenheimer SteelPath MLP Alpha Fund	Oppenheimer SteelPath MLP Alpha Fund
Invesco Oppenheimer SteelPath MLP Alpha Plus Fund	Oppenheimer SteelPath MLP Alpha Plus Fund
Invesco Oppenheimer SteelPath MLP Income Fund	Oppenheimer SteelPath MLP Income Fund
Invesco Oppenheimer SteelPath MLP Select 40 Fund	Oppenheimer SteelPath MLP Select 40 Fund

Dear Sir or Madam:

We have read Exhibit 99, ACCT; Exhibit (a)(4) of Form N-CSRS of the Funds, each a series of AIM Investment Funds (Invesco Investment Funds), dated August 8, 2019, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Cohen & Company, Ltd

COHEN & COMPANY, LTD.